Exhibit 99.3

Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Frank Sansone (“Mr. Sansone”), an individual, and Guidance Software Inc, (“Guidance” or “Company”) effective on the Effective Date (as defined below).

WHEREAS, GUIDANCE and Mr. Sansone entered into that certain Employment Agreement, dated December 16, 2002 (“Employment Agreement”) under which Guidance offered and Mr. Sansone accepted, employment with Guidance; and

WHEREAS, Mr. Sansone and Guidance have agreed to terminate his employment, effective August 7, 2008 (“Termination Date”); and,

WHEREAS, GUIDANCE desires to provide Mr. Sansone with certain separation benefits to assist him in the transition resulting from his termination; and,

WHEREAS, Mr. Sansone agrees, in exchange for such separation benefits, to waive and release any and all claims that he may have against GUIDANCE; and,

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Separation Benefits and Terms. Upon the execution of this Agreement (provided this Agreement is executed by Mr. Sansone and returned to the Vice President of Human Resources for GUIDANCE by 5:00 p.m. (PST) August 7, 2008, the parties agree as follows:

a.	Final Paycheck and Accrued Vacation. Mr. Sansone’s last day of work will be as August 7, 2008, of the Termination Date. Upon his last day of work, GUIDANCE will pay Mr. Sansone any accrued salary and accrued but unused vacation pay through and including the Termination Date, less all customary and routine withholdings;

b.	Subject to section 2 below, on the first business day that occurs immediately following the date which is six months after the date of Mr. Sansone’s “separation from service” from Guidance (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations) (a “Separation from Service”), Guidance shall pay Employee a lump-sum cash payment equal to Two Hundred Five Thousand Dollars ($205,000), less all customary and routine withholdings. The payment to Employee will be paid in US currency, via check or wire transfer;

c.	Stock Options. Until the Termination Date, Employee shall continue, without interruption, to enjoy the benefits as an Employee, for Stock Options previously granted to Employee under the First Amended and Restated 2004 Equity Incentive Plan (“Equity Plan”). Specifically, provided he remains a full-time employee of Employer until August 7, 2008, Employee shall realize the vesting of unvested stock options (the “Vested Options”) and restricted shares representing 52,251 and 1,969 shares, respectively, of Guidance Common Stock and previously scheduled to vest through July 1, 2009 under the terms of the Equity Plan. Furthermore, notwithstanding anything to the contrary in the Equity Plan, Employee shall have 120 days from Termination Date to exercise all Vested Options and restricted shares. Company and Employee agree that this Paragraph 1-c shall have the effect of amending and modifying the Equity Plan Stock Option Grant Letter Agreement(s) in place between the parties and related to the vesting and termination of said grants.

d.	Other than as expressly stated in Sections 1.c. above, all other unvested stock options of Mr. Sansone shall expire as of the Termination Date.

e.	Following the termination of his health benefits as of 12:01am on that day which is thirty (30) days after the Termination Date, Mr. Sansone shall be entitled to elect to continue coverage under the GUIDANCE health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

f.	Finally, upon the reconciliation of his business related expenses and supporting documentation, Mr. Sansone will be reimbursed for such expenses according to the Guidance Business Travel Policy.

2.

Release. Mr. Sansone, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges GUIDANCE, and its subsidiaries and affiliates, past, present, future and each of them, as well as its owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors, and each of them (collectively referred to as “GUIDANCE Releasees”) with respect to and from any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys’ fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he has at any time heretofore owned or held against said GUIDANCE Releasees, including, without limitation, those arising under the California Human Rights Law, the California Workers’ Compensation Law, and the California Labor Law (other than for unemployment benefits) and those arising out of or in any way connected with his employment relationship with GUIDANCE or his termination of employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment. Mr. Sansone acknowledges and agrees that his right to receive the amounts set forth in Section 1.b. above are subject to and conditioned upon his execution and non-revocation of this release.

3.	Code Section 409A. Certain amounts payable under this Agreement may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of which is intended to comply with Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amounts payable under Section 1 hereof, shall be paid to Mr. Sansone during the 6-month period following his Separation from Service if Guidance determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period, Guidance shall pay Mr. Sansone a lump-sum amount equal to the cumulative amount that would have otherwise been payable to him during such period.

4.	Waiver of Certain Employment Agreement Rights. Mr. Sansone and Guidance agree that as part of the consideration for the terms of this Agreement, Mr. Sansone expressly irrevocably waives any right to any cash, severance payment or other benefit upon termination from Guidance, as contemplated by any other written or oral agreement he may have with Guidance and releases Guidance from any obligation to make any payments or provide any consideration, other than as expressly stated herein, to Mr. Sansone after the Termination Date.

5.	Non-Disparagement and Non Solicitation. Mr. Sansone and Guidance agree that they will refrain from making any disparaging or defamatory remarks or comments to any third party, whether written or oral, about each other, including any comments by or about Guidance’s directors, officers, employees, products or financial condition. To the extent enforceable under California law, Employee agrees that for a period of twenty-four (24) months after the Termination Date, Employee shall not solicit for hire any Company employee who was related to a financial or business operation that Mr. Sansone managed at the time of his termination from Company.

6.	Confidentiality. Mr. Sansone agrees that the terms and conditions of this Agreement shall be strictly confidential, and may not be disclosed to anyone other than immediate family and legal counsel so long as they have agreed to the confidentiality of this agreement. In addition, Mr. Sansone agrees to abide by the continuing confidentiality provisions contained in his written at-will Employment Agreement and the continuing obligations of the Company’s Insider Trading Policy, copies of which are attached hereto as Exhibit A and B and incorporated herein by reference. For the avoidance of doubt, all non-public financial aspects of Guidance are considered Confidential Information under Mr. Sansone’s Employment Agreement and this Agreement.

7.	Waiver of Unknown or Future Claims. Mr. Sansone has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIM OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIM OR HER SETTLEMENT WITH THE DEBTOR.

Mr. Sansone understands that because this Agreement is governed by California law, he has the right not to release existing claims of which he, is not now aware, unless he voluntarily choose to waive this right. Having been so apprised, Mr. Sansone nevertheless hereby voluntarily elects to and do waive the rights described above, and elect to assume all risks for claims that now exist in his favor, or in the favor of Guidance, as applicable, known or unknown.

8.	Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. Prior to the commencement of any arbitration, the parties shall enter into a written stipulated Protective Order that all matters pertaining to the arbitration shall be considered Confidential Information, which shall include but not be limited to, the Orders, transcripts, evidence, discovery process and substantive discussions of the arbitration. The arbitration will be final, conclusive and binding upon the parties. GUIDANCE will pay the AAA case management and administrative fees, the court reporter fees for the arbitration hearing and the arbitrator’s fee and expenses. Mr. Sansone will not be required to pay any fees which would exceed the amount of fees she would be required to pay if he had pursued his action in court. The arbitrator shall allow the parties to conduct adequate discovery to pursue any claims. The parties have the right to be represented by an attorney of their choice. The decision or award of the arbitrator shall be in writing and will include a statement of the reasons for the award and the findings and conclusions on which the award is based. The arbitrator’s power in respect to the issuance of an award under this provision shall be limited to the issuance of such an award consistent with and according to applicable California law.

9.	Effectiveness of Agreement. This Agreement is effective upon the date that is seven (7) days after Mr. Sansone has signed and returned this Agreement to GUIDANCE (the “Effective Date”).

10.	Entire Agreement. This Agreement, including the Exhibits hereto, constitutes and contains the entire agreement and understanding concerning Mr. Sansone’s termination of employment, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations, the Employment Agreement and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

11.	Governing Law. This Agreement shall be governed by and subject to the laws of the State of California.

12.	Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

13.	Taxes. Company makes no warranty with respect to the tax or other consequences, if any, of the above-referenced payment to Mr. Sansone. Mr. Sansone shall be responsible for any and all adverse tax or other consequences, if any, arising out of said payment, and shall hold Company harmless from any such tax or other consequences.

14.	Time to Consider and Revoke Agreement. Mr. Sansone acknowledges that the Company has advised him to take this Agreement home and carefully consider all of its provisions before signing it. Mr. Sansone further acknowledges that he was given a period of not less than twenty-one (21) days to consider this “General Agreement and Release of Claims” before signing it. Mr. Sansone acknowledges and understands that the Company has advised and does advise him to consult with legal counsel before deciding to execute or not to execute this Agreement. Mr. Sansone represents, acknowledges and agrees that he has fully discussed all aspects of this Agreement with his attorneys to the full extent he so desired; that he has carefully read and fully understands all of the provisions of this Agreement; that he has taken as much time as he needs for full consideration of this Agreement; that he fully understands that the Agreement releases all of his claims, both known and unknown, against each and all of the GUIDANCE Releasees; that he is voluntarily entering into this Agreement; and that he has the capacity to enter into this Agreement.

Mr. Sansone understands that, within seven (7) days of the date of signing this Agreement, he has the right to revoke or cancel this Agreement. Any such revocation or cancellation must be made in a signed writing delivered to the Company within the seven (7) day revocation period. Mr. Sansone understands that if he chooses to revoke this Agreement within seven (7) days after he signs it, he will not receive any of the benefits described in Sections 1.b and 1.c and the Agreement will have no effect. Mr. Sansone understands that the Agreement will not become effective until seven (7) days after he signs it, and only then if he does not revoke it.

The undersigned representative of GUIDANCE has been authorized to sign this agreement on behalf of Guidance Software, Inc.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Before signing my name to this Agreement, I, Frank Sansone, state that:

•	I have read it,

•	I understand it,

•	I know that I am giving up important rights,

•	I am aware of my right to consult an attorney before signing it, and I have signed it knowingly and voluntarily.

Guidance Software, Inc.

/s/ Frank Sansone	By:	/s/ Stephen Richards
Frank Sansone	Name:	Stephen Richards
	Title:	Member, Board of Directors
August 7, 2008	Date:	August 7, 2008
Date

Exhibit A: At Will Employment Agreement

Exhibit B: Guidance Software Insider Trading Policy